Exhibit (a)(5)(S)

Olink Announces Receipt of CMA Clearance for Proposed Acquisition by Thermo Fisher

Uppsala, Sweden, July 8, 2024 -- Olink Holding AB (publ) (“Olink”) (Nasdaq: OLK) today announced that the UK Competition and Markets Authority (the “CMA”) has unconditionally approved the previously announced tender offer (the “Offer”) by Orion Acquisition AB (the “Buyer”), a wholly owned subsidiary of Thermo Fisher Scientific Inc. (NYSE: TMO) (“Thermo Fisher” or “Parent”), for all outstanding Common Shares and American Depositary Shares (together, the “Shares”) of Olink for $26.00 per Share.

The Offer is being made pursuant to the Purchase Agreement, dated as of October 17, 2023, by and between Thermo Fisher and Olink. As a result of the CMA approval, Olink and Thermo Fisher expect to complete the Offer promptly following the expiration of the Offer at 5:00 p.m. Eastern time on July 9, 2024 (“Expiration Time”).

Completion of the Offer remains subject to the conditions set forth in the Offer to Purchase, dated October 31, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), including that Buyer holds Common Shares and American Depositary Shares that represent at least one Common Share more than 90% of the issued and outstanding Common Shares immediately prior to the Expiration Time (excluding Common Shares held in treasury or by subsidiaries of Olink).

About Olink

Olink Holding AB (publ) (Nasdaq: OLK) is a company dedicated to accelerating proteomics together with the scientific community, across multiple disease areas to enable new discoveries and improve the lives of patients. Olink provides a platform of products and services which are deployed across major pharmaceutical companies and leading clinical and academic institutions to deepen the understanding of real-time human biology and drive 21st century healthcare through actionable and impactful science. The Company was founded in 2016 and is well established across Europe, North America and Asia. Olink is headquartered in Uppsala, Sweden.

Investor contact

David Deuchler
Managing Director, Gilmartin Group
Phone:  + 1 917-209-5605

david@gilmartinir.com

Media contact

Michael B. Gonzales, PhD
Vice President, Global Marketing
Mobile: +1 415 308 6467
michael.gonzales@olink.com

Forward-looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the proposed acquisition, may not materialize as expected; the proposed acquisition not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Olink’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed acquisition; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K and subsequent quarterly report on Form 10-Q, which are on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings”, and in any subsequent documents Thermo Fisher files or furnishes with the SEC, and in Olink’s Annual Report on Form 20-F and subsequent interim report on Form 6-K, which are on file with the SEC and available in the “Investor Relations” section of Olink’s website, https://investors.olink.com/investor-relations, under the heading “SEC Filings”, and in any subsequent documents Olink files or furnishes with the SEC. While Thermo Fisher or Olink may elect to update forward-looking statements at some point in the future, Thermo Fisher and Olink specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Olink’s views as of any date subsequent to today.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares or American Depositary Shares of Olink or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher or the Buyer has filed with the SEC. The terms and conditions of the tender offer are published in, and the offer to purchase common shares and American Depositary Shares of Olink is made only pursuant to, the offer document and related offer materials prepared by Thermo Fisher and the Buyer and is filed with the SEC in a tender offer statement on Schedule TO. In addition, Olink has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, AN ADS LETTER OF TRANSMITTAL, ACCEPTANCE FORM FOR SHARES AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF OLINK ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY, AND NOT THIS DOCUMENT, GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON SHARES AND AMERICAN DEPOSITARY SHARES.

The tender offer materials, including the offer to purchase, the related ADS letter of transmittal and acceptance form for shares and certain other tender offer documents, and the solicitation/recommendation statement and other documents filed with the SEC by Thermo Fisher or Olink, may be obtained free of charge at the SEC’s website at www.sec.gov, at Olink’s website https://investors.olink.com/investor-relations, at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at 781-622-1111. In addition, Thermo Fisher’s tender offer statement and other documents it will file with the SEC will be available at https://ir.thermofisher.com/investors.